Exhibit 6.4

MEDIA SERVICES AND ADVISORY AGREEMENT

THIS MEDIA SERVICES AND ADVISORY AGREEMENT (“Agreement”) is made and entered into as of February 19, 2023 (“Effective Date”) by and between Mivium, Inc., a Delaware corporation (“Company”) and CDMG, Inc., a Tennessee corporation (“Advisor”).

RECITALS

A. Company desires to obtain media services and advisory work in connection with offerings of its securities (the “Offerings”) pursuant to exemptions that permit advertising and general solicitation, including offerings under Regulation CF, Regulation A and Rule 506(c) of Regulation D.

B. Advisor is engaged in the business of providing such services as well as advising companies how to facilitate such offerings.

AGREEMENT

NOW, THEREFORE, for the mutual promises contained herein, the parties hereto agree as follows:

1. ENGAGEMENT OF ADVISOR.

Company he-reby engages Advisor and Advisor hereby agrees to hold itselfavailable to render, and to render at the reasonable request of the Company the following services (the “Services”):

●	Advisor will make introductions to law finns, auditors, and other professional services for advice and guidance with regards to capital raising in connection with one or more Offerings;

●	Advisor will review and critique website content and design, investment offering materials (e.g., the investor deck), the marketing ecosystem/landing page content, remarketing content including emails, digital ads, and the Company’s processes for related follow-up;

●	Advisor will make introductions to valuable contacts at credible financial publishing companies, financial and business TV and radio shows, setting up phone calls and interviews with the associated writers and editors, and related follow-up to garnering earned media exposure; and

●	Advisor will coordinate events and meetings relating to the Offerings.

The Company authorizes Advisor to act as its agent in the procurement of tangible and intangible personal property and media in furtherance of the Services. The Company authorizes the Advisor or its agent to purchase and manage all aspects of the production, printing, media, and mailing. The Company authorizes Advisor to use Company’s express shipping account number for delivery expenses relating to the Services.

2. TERM.

The term of this Agreement shall commence on the date hereof and shall end on-the one-year anniversary ofthis Agreement (the “Term”). If the Offering is paused because ofmarket conditions or for other reasons, the parties will work together in good faith to amend the term of this Agreement to take into account the fact that the Advisor was not required to provide Services during such pause.

3. COMPENSATION.

a. Cash Compensation. The Company shall pay to the Advisor total cash compensation in the amount of One Million Dollars ($1,000,000) as follows:

●	The Company shall pay to the Advisor $166,667 in cash within thirty (30) days of the execution of this Agreement;

●	The Company shall pay the Advisor $166,667 in cash within thirty (30) days of April 1, 2023;

●	The Company shall pay the Advisor $166,667 in cash within thirty (30) days of May 1, 2023;

●	The Company shall pay the Advisor $166,667 in cash within thirty (30) days of June 1, 2023;

●	The Company shall pay the Advisor $166,667 in cash within thirty (30) days of July I, 2023;

●	The Company shall pay the Advisor $166,667 in cash within thirty (30) days of August I, 2023;

b. The Company will issue to the Advisor’s affiliate, Little Hill Holdings LLC, a Tennessee corporation, having the same address as the Advisor, a total of .75% of the outstanding shares of its Common Stock (the “Compensation Shares”) at the date of this Agreement. The Compensation Shares will be issued to the Advisor in increments of 5 equal payments on each date that a payment of cash is due under Section 3(a) above.

c. Investment Representations. The Compensation Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are being issued to the Advisor in reliance upon the exemption from registration provided by Section 4(a)(2) ofthe Securities Act. The Advisor hereby represents and warrants to the Company as follows: The Advisor is aware ofthe Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Compensation Shares. The Advisor is accepting the Compensation Shares for investment for the Advisor’s own account and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning ofthe Securities Act or under any applicable provision ofstate law. The Advisor does not have any present intention to transfer the Compensation Shares to any other party. The Advisor understands that the exemption from registration under the Securities Act for the issuance of the Compensation Shares depends in part upon the bona fide nature of Advisor’s investment intent as expressed herein. The Advisor understands that the Compensation Shares are “restricted securities” under applicable federal and state securities laws and that, pursuant to these laws, the Advisor must hold the Compensation Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Advisor acknowledges that the Company has no obligation to register or qualify the Compensation Shares for resale. The Advisor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Compensation Shares, and requirements relating to the Company which are outside of the Advisor’s control, and which the Company is under no obligation and may not be able to satisfy. The Advisor has such knowledge and experience in financial and business matters as to make it capable of evaluating the risks of the prospective investment and to make an informed investment decision. The Advisor is able to bear the economic risk of its investment in the Compensation Shares. The Advisor is an “accredited investor” as defined in Rule 501 ofRegulation D ofthe Securities Act.

d. Restrictive Legends. The stock certificates, if any, for the Compensation Shares will be endorsed with restrictive legends, including the following legends:

“THE SECURITIES REPRESENTED BY nns CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO FEDERAL AND STATE SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER FEDERAL AND STATE SECURITIES LAWS IS NOT REQUIRED.”

If required by the authorities of any state in connection with the issuance ofthe Compensation Shares, the legend or legends required by such state authorities.

4. ARTWORK. All artworks will be created by Advisor in Adobe InDesign CSz on Mac OSX. The Company will have two approvals prior to final art: one in rough copy form and one at preliminary art stage.

5. INDEPENDENT CONTRACTOR.

It is expressly agreed that Advisor is acting as an independent contractor in performing its Services hereunder, and this Agreement is not intended to, nor does it create, an employer-employee relationship nor shall it be construed as creating any joint venture or partnership between the Company and Advisor.

6. ASSIGNMENT.

This Agreement is being entered into in reliance upon and in consideration of the skill and qualifications ofAdvisor. Neither Advisor nor the Company shall voluntarily, or by operation oflaw assign or otherwise transfer the obligations incurred on its part pursuant to terms of this Agreement without the prior written consent of the other party. Any attempt at assignment or transfer by either party of its obligations hereunder, without such consent, shall be null and void.

7. CONFIDENTIALITY.

Advisor recognizes that during the course of Advisor’s activities on behalf ofthe Company, it will accumulate certain proprietary and confidential information and trade secrets used in the Company’s business and will have divulged to it certain confidential and proprietary information and trade secrets about the business, operations and prospects of the Company, which constitute valuable business assets of the Company. Advisor hereby acknowledges and agrees that such information, except for information which is in the public domain prior to Advisor’s receipt thereof, or which subsequently becomes part ofthe public domain other than by Advisor’s breach of a confidentiality obligation, or which Advisor can clearly demonstrate was in its possession prior to receipt thereoffrom the Company and was developed by Advisor or received by Advisor from a third-party without breach of such third-parties confidentiality obligations with respect thereto (“Proprietary Information”) is confidential and proprietary and constitutes trade secret information and the Proprietary Information belongs to the Company and not to Advisor. Advisor agrees, to the extent not prohibited by law, that it shall not, at any time during or after the Term ofthis Agreement and three years after the expiration or termination of this Agreement, disclose, divulge or make known, directly or indirectly, to any person, or otherwise use or exploit in any manner any Proprietary Information obtained by Advisor under this Agreement, except in connection with and to the extent required by its performance ofits duties hereunder for the Company. Upon termination ofthis Agreement, Advisor shall deliver to Company all tangible displays and repositories ofProprietary Information.

8. TERMINATION.

This Agreement may be tenninated on the occurrence of any one of the following events upon which an equitable adjustment shall be made to the compensation payable to the Advisor:

a. By the Company “with cause,” effective upon delivery of written notice to Advisor given at any time (without any necessity for prior notice) if any of the following shall occur:

(i) a material breach of this Agreement by Advisor, which breach has not been cured within ten (10) days after a written demand for such perfonnance is delivered to Advisor by the Company that specifically identifies the manner in which the Company believes that Advisor has breached this Agreement;

(ii) any material acts or events which inhibit Advisor from fully performing its responsibilities to the Company in good faith, such as (i) a felony criminal conviction; (ii) any other criminal conviction involving Advisor’s lack of honesty or Advisor’s moral turpitude; (iii) drug or alcohol abuse of the employees of the Advisor responsible for the Services; or (iv) acts of dishonesty, gross carelessness or gross misconduct.

b. Upon 30 days written notice by the terminating party.

9. DISCLAIMER OF RESPONSIBILITY FOR ACTS OF COMPANY.

The obligations of the Advisor described in this Agreement consist solely of the furnishing of infonnation and advice to the Company. In no event shall Advisor be required by this Agreement to act as the agent ofthe Company or otherwise to represent or make decisions for the Company. All final decisions with respect to acts of the Company or its affiliates, whether or not made pursuant to or in reliance on infonnation or advice furnished by Advisor hereunder, shall be those of the Company or such affiliates and Advisor shall under no circumstances be liable for any expenses incurred or loss suffered by the Company as a consequence of such decisions.

10. GENERAL PROVISIONS.

a. Governing Law and Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the Tennessee. Each of the parties hereto consents to such jurisdiction for the enforcement of this Agreement and matters pertaining to the transaction and activities contemplated hereby.

b. Complete Agreement. This Agreement supersedes any and all of the other agreements, either oral or in writing, between the Parties with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to such subject matter in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may be changed or amended only by an amendment in writing signed by all of the Parties or their respective successors-in-interest.

c. Binding. This Agreement shall be binding upon and inure to the benefit of the successors- in-interest, assigns and personal representatives of the respective Parties.

d. Notices. All notices and other communications provided for or pennitted hereunder shall be made by hand delivery, first class mail, telex or telecopied, addressed as (allows:

Party:	Company:	Mivium, Inc.
Eric Tsai, CEO

1800 Tyler Ave
S El Monte, CA 91733
eric@mivium.com

Advisor:	CDMGinc.
1313 4th Avenue North Nashville, 1N 37208

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five (5) business days after deposit in any Post Office in the continental United States or Canada, postage prepaid, if mailed; when answered back, if telexed; and when receipt is acknowledged or confirmed, if telefaxed. No notices may be sent via computer generated electronic mail (so-called “email”).

e. Unenforceable Terms. Any provision hereofprohibited by law or unenforceable under the law of any jurisdiction in which such provision is applicable shall as to such jurisdiction only be ineffective without affecting any other provision of this Agreement. To the full extent, however, that such applicable law may be waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms, the Parties hereto hereby waive such applicable law knowingly and understanding the effect of such waiver.

f. Execution in Counterparts. This Agreement may be executed in several counterparts and when so executed shall constitute one agreement binding on all the Parties, notwithstanding that all the Parties are not signatory to the original and same counterpart.

g. Further Assurance. From time to time each Party will execute and deliver such further instruments and will take such other action as any other Party may reasonably request in order to discharge and perform their obligations and agreements hereunder and to give effect to the intentions expressed in this Agreement.

h. Miscellaneous Provisions. The various headings and numbers herein and the grouping of provisions of this Agreement into separate articles and paragraphs are for the purpose of convenience only and shall not be considered a party hereof. The language in all parts of this Agreement shall in all cases be construed in accordance with its fair meaning as if prepared by all Parties to the Agreement and not strictly for or against any of the Parties.

i. Entire Agreement. This Agreement, together with the documents and exhibits referred to herein, embodies the entire understanding among the parties and merges all prior discussions or communications among them, and no party shall be bound by any definitions, conditions, warranties, or representations other than as expressly stated in this Agreement, or as subsequently set forth in writing, signed by the duly authorized representatives of all of the parties hereto. This agreement, when executed shall supersede and render null and void any and all preceding oral or written understandings and agreements.

j. No Oral Change: Waiver. This Agreement may only be changed, modified, or amended in writing by the mutual consent of the parties hereto. The provisions of this Agreement may only be waived in or by a writing signed by the party against whom enforcement of any waiver is sought.

11. INDEMNIFICATION.

Both Parties shall indemnify, defend and hold the other party harmless against any and all claims, loss, cost, liability, or expense (including, without limitation, reasonable attorneys’ fees and costs) incurred, sustained and/or paid by either party arising out of (i) any breach by either party ofany ofits representations, warranties or covenants made under or in connection with this Agreement, or (ii) the gross negligence or willful misconduct of either party in its performance under this Agreement.

12. WARRANTIES AND REPRESENTATIONS.

Advisor represents and warrants to Company that (a) it is under no contractual restriction or other restrictions or obligations that are inconsistent with this Agreement, the performance of its duties and the covenants hereunder, and (b) those performing Services on behalf of Advisor are not under any physical or mental disability that would interfere with its keeping and performing all of the agreements, covenants and conditions to be kept or performed hereunder.

13. SALE TRANSACTION.

If there is a Sale Transaction (as defined below), then this Agreement shall automatically terminate and no further compensation to the Advisor shall be due from the Company from and after the Sale Transaction; provided that the Company shall promptly pay to the Advisor all amounts due and owing to the Advisor through the date of the closing of the Sale Transaction. For purposes of this Agreement, a “Sale Transaction” means “a transaction including the sale of all or substantially all of the entire business of the Company, including all of its subsidiaries, if any, whether by sale of the equity securities of the Company, sale of the equity securities in any subsidiaries, sale or lease of all or substantially all of the assets of the Company and/or its subsidiaries, merger or other business combination, or any combination of the foregoing and includes, without limitation, any transaction where the owners of the Company prior to the transaction own less than a majority of the Company after the Company and, specifically includes any “private equity” type investment where the private equity investor(s) purchase an equity interest of at least 25% of the Company and have the right to appoint members to the board of directors of the Company.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

“COMPANY”		“ADVISOR”

Mivium, Inc.		CDMG, Inc.

By:	/s/ Eric Tsai	By:	/s/ Caleb Huey

Name:	Eric Tsai	Name:	Caleb Huey

Title:	Executive Vice Chairman	Title:	President